ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") dated as of July 2010 is by and between Farache Enterprises, Inc., a Florida corporation (the "Company") and those individuals and entities named on Exhibit A hereto (herein referred to individually and collectively as "Seller") and Iron Eagle Group, Inc., a Delaware corporation (herein referred to as "Buyer").

                                  WITNESSETH:

     WHEREAS, Company is a privately owned construction company with its principal place of business located at Boca Raton, Florida that primarily involves site development projects for the construction of buildings, parking structures, streets, highways and utility systems (the "Business");

     WHEREAS, Company presently conducts the Business;

     WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, transfer and assign to Buyer all of the assets and rights associated with the Business, upon and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, conditions and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1    PURCHASE AND SALE

1.1 Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and accept, free and clear of all liens, claims, charges, assessments, or encumbrances of any nature, all of the following assets and rights, wherever situated (the "Assets"):

   a)   Intentionally Omitted.
   b) all Contracts of the Company as defined under Section 2.03 Contracts including any licenses, bids, engineering drawings, employee work product, or similar materials shall be assigned to Buyer at closing. All such contracts shall be set forth on Schedule 1.01(b), as may be updated from time to time in accordance with this Agreement;
   c) all equipment of the Company relating to or arising out of the Business ("Equipment"). All material Equipment (defined as Equipment worth over $200) shall be set forth on Schedule 1.01(c), as may be updated from time to time in accordance with this Agreement;
   d) all other tangible property owned and used by the Company in connection with the Business, including without limitation, inventory, supplies, materials, and other personal property related to or used in connection with the Assets, including any furniture, computer hardware, software, tools, spare parts, manuals, signage, forms, fixtures, brochures, and sales, promotional and marketing materials (the "Supplies"). All material Supplies (defined as Supplies worth over $500) shall be set forth on Schedule 1.01(d), as may be updated from time to time in accordance with this Agreement;



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   e)   all rights of Company under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of such Company or with third parties to the extent relating to the Assets ("Confidential Agreements"). All such Confidential Agreements shall be listed on Schedule 1.01(e);
   f) all Permits (including business licenses), and pending applications for Permits used in, held for use in or intended to be used in connection with the Assets. Seller and Company will maintain all Permits in good standing through Closing and such Permits are fully transferable to Buyer; all rights and licenses and all copyrights, patents, trademarks, trade names, service marks, trade dress, logos, domain name registrations and applications, trade secrets, and other proprietary rights of every kind and nature associated with or owned or used in connection with the Business, including the name Farache Enterprises, Inc., together with all renewals, translations, adaptations, derivatives and combinations thereof and all goodwill with respect thereto (the "IP Rights"). All IP Rights shall be set forth on
Schedule 1.01(f), as may be updated from time to time in accordance with this Agreement;
   g) All of Company's goodwill and other intangible assets associated with the Business, including without limitation (i) all permits, licenses, approvals, and authorizations of governmental or regulatory authorities used or held for use in connection with the Business that are assignable by Company; (ii) all lists of customers, customer mailing lists, and customer files of the Business; (iii) any market studies, market surveys and/or customer surveys relating to the Business; and (iv) all of Company's rights under the Assumed Contracts (as defined in Section 2.03) (the "Other Intangible Assets").

The Assets, together with the respective business represented by and conducted in connection with are herein referred to collectively as the "Purchased Business."

1.2 Excluded Assets. The following properties, assets, rights and interests of Company are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased
Assets (the "Excluded Assets"):

  a)  Cash. All cash as of the Closing Date.
  b) Accounts Receivable. All accounts receivable, costs in excess of billings, and billings in excess of costs of the Company relating to or arising out of the Business as of the Closing Date ("Accounts Receivable"). The billing and collection of the accounts receivable shall be conducted in normal working manner of the Company. The Accounts Receivable shall be set forth on Schedule 1.02(b), as may be updated from time to time in accordance with this Agreement;
  c) Taxes. All refunds, credits, or overpayments with respect to Taxes;
  d) Other Assets. All advances to stockholders of the Company, advances from stockholders of the Company, and life insurance policies, as set forth in Schedule 1.02(d).
  e) Organizational Documents. All organizational documents, minute books, and records which Seller is required by law to retain, subject to Seller providing true and correct copies thereof to Buyer at the Closing; and
  f) Transactions. All rights of Company or Seller under this Agreement or any document executed in connection herewith.


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1.3  Assumed Liabilities.   Buyer is not assuming or agreeing to pay or
perform any debts, liabilities, accounts payable, billings in excess of costs, accrued expenses, contracts, commitments or obligations of Company, regardless of whether such debt, liability, contract, commitment or obligation accrued prior to, on, or after the Closing if it was incurred prior to closing and regardless of when the liability becomes known and accrued, including without limitation any liabilities, claims, Liens or indebtedness relating to or arising out of (a) failure to pay or perform any obligation owed; (b) federal, state, or local tax claims or liabilities; (c) hiring, employment, contractual relationships with or termination of Staff, including without limitation any obligation or liability of Company in respect of accrued salaries, accrued profit sharing or severance pay, or any obligation or unfunded liability arising from any pension or other employee benefit plan; (d) obligations or liabilities to customers, suppliers; (e) environmental liabilities; (f) health and safety liabilities; (g) accounts payable, accrued expenses, or obligations under assumed contracts other than Assumed Accounts Payable; or (h) any other debt, liability, contract, commitment or obligation arising out of or in any manner incident, relating or attributable to any fact, circumstance, event or occurrence relating to any period prior to Closing, including without limitation the operation and management of the Purchased Business prior to Closing (all of the foregoing, individually and collectively, herein referred to as "Company Liabilities"). Seller shall fully pay, perform and discharge all Company Liabilities when and as due in accordance with their respective terms. All Company Liabilities shall be set forth on Schedule 1.03, as may be updated from time to time in accordance with this Agreement. However, for purposes of absolute clarity, all debts, liabilities, commitments and obligations incurred after the Closing related to a period of time post-Closing shall be the responsibility of Buyer;

1.4 Closing. On the terms and subject to the conditions of this Agreement, and subject to completion of all requirements, the conveyance of the Assets by Company to Buyer (the "Closing") shall take place at Company's place of business in Boca Raton, Florida or at such other place as is mutually agreed upon by Buyer and Seller, on __________, 2010 (the "Closing Date") unless this Agreement shall have theretofore terminated as herein provided. Each party hereto agrees to use all reasonable efforts to cause the Closing to be consummated by the Closing Date and, if not closed on such date, as soon as reasonably practicable thereafter.

1.5 Purchase Price. Subject to satisfaction of all Conditions to Closing, as described below, Buyer will purchase the Purchased Business on the Closing Date (hereinafter defined) for a purchase price of $3,385,000 (the "Purchase Price"), payable as follows:
  a) Cash Consideration. $1,750,000 by wire transfer of immediately available funds into an account designated by Seller at Closing ("Cash Consideration"),
  b) Shareholder Note. $325,000 in the form of a shareholder's note due in two years at an 8.0% interest rate, with interest payable no less than semi-annually ("Shareholder Note"). The Shareholder Note will be subordinated to 1) other debt that might be obtained and 2) surety bonds, but missed interest or principal payments will convert to a penalty rate of interest (18.0%) if not paid upon their respective due date. The agreement for the Shareholder Note shall be listed on
Schedule 1.05(b).



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  c)  Equity Consideration. $650,000 shall be paid at 40 days after
Closing in Common Stock shares of the Buyer based upon the thirty day volume weighted average price of the Purchaser thirty days after the Closing Date, pursuant to a 12 month lock up and a Board Approved leak out provision ("Equity Consideration").
  d) Earn-out. $660,000 shall be paid in cash in equal installments of $220,000 per year over a three year period ("Earn-out"). The Earn-out shall be based upon exceeding the below EBITDA targets for the Company
    i)   $1,800,000 EBITDA for year ending December 2010 ("Year 1
Target")
    ii)  $2,200,000 EBITDA for year ending December 2011 ("Year 2
Target")
    iii) $2,500,000 EBITDA for year ending December 2012 ("Year 3
Target")
    iv) EBITDA shall be defined as Earnings before Interest and Income Taxes ("EBIT") plus Depreciation and Amortization for the time periods referenced.

These shall be in accordance with US Generally Accepted Accounting Principles (GAAP).

1.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Exhibit B, which the parties agree is a reasonable allocation in accordance with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and each party agrees that it will to file all tax reports, returns, and other statements consistent with such allocation, and not make any inconsistent written statement or take any inconsistent position on any returns, in any refund claim, during the course of any tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Upon any adjustment of the Purchase Price pursuant to this Agreement, the allocation set out on Exhibit B shall be adjusted accordingly by mutual agreement. Each party shall notify the other if the United States Internal Revenue Service or any other taxing authority proposes any allocation different from the allocation agreed upon in accordance with this Section.

1.6  Other Closing Deliveries At the Closing, Seller shall deliver to
Buyer:
  a) All transfer or assignment documentation required to transfer the Purchased Business and Assets and required Licenses to Buyer; and
  b) Physical possession and control of, or arrangements to obtain immediate possession and control of, all System Software, Equipment, Inventory and Supplies.

1.7 Transfer Fees and Costs. Regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all fees and expenses incurred by such party in connection herewith, including all fees, commissions and expenses of its own counsel, consultants, accountants, advisors, brokers, finders, and/or bankers retained or consulted in connection with the negotiation of this Agreement and the transactions contemplated herein. Seller shall be responsible for payment of all transfer, sales, or other similar taxes, fees and expenses incurred in connection with the transfer the Purchased Business to Buyer, as well as the prepayment, release, satisfaction or removal of any liens or encumbrances affecting the Assets. The cost of the 2008 and 2009 audit, as well as the 2010 review, shall be the responsibility of the Company; however, all such costs, up to a maximum of twenty thousand dollars ($20,000) shall be reimbursed by Buyer at the Closing Date.

1.8 Conditions Precedent to Obligations of Buyer. Buyer's obligation to pay the purchase price and consummate the purchase of the Purchased Business as contemplated by this Agreement shall be subject to the following conditions precedent:
  a) All consents, permits and approvals required from third parties or governmental authorities for (i) the sale, transfer and assignment of the Purchased Business, (ii) the assignment of all Assumed Contracts, and (iii) the continued validity and effectiveness of all Assumed Contracts immediately after the Closing, shall have been duly obtained, in form and substance reasonably satisfactory to Buyer, and no modification to any Assumed Contract shall have been made in connection with the obtaining of such consents without the written consent of Buyer.
  b) Buyer shall have completed its due diligence review of the Businesses, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.
  c) Company shall have delivered to Buyer reviewed financials for six month period ended June 30, 2010, audited financials for the years ended 2008 and 2009, none of which shall be materially different than the financials for this period presented to Buyer from Company.
  d) Buyer shall have received adequate funding to consummate this Agreement.
  e) Buyer shall have received approval from its board of directors to consummate the transaction prior to Closing.
  f) All representations and warranties of Seller made in or pursuant to this Agreement, any Transaction Document, or any other document or instrument delivered to Buyer hereunder shall be correct and complete in all material respects on and as of the Closing Date as if made on and as of that date, Seller shall have complied in all material respects with all of their obligations under this Agreement, all Exhibits shall have been satisfactorily completed and there shall not have been any material error, misstatement or omission in any Exhibit, statement or other document delivered in connection herewith.
  g) No suit, action, or proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, there shall not be in effect any statute, rule or regulation which makes it illegal for Buyer to consummate the transactions contemplated hereby or any order, decree or judgment which enjoins Buyer or any Seller from consummating the transactions contemplated hereby, and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.
  h) During the period from the date hereof to the Closing Date, there shall have been no material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, Assets, financial position, or operations of the Purchased Business. Seller will notify the Buyer of any adverse or material change in the business as soon as it is known by the Seller or Company.

Buyer may waive in writing any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said writing.

1.9 Conditions Precedent to Obligations of Seller. Seller's obligation to consummate the purchase of the Purchased Business as contemplated by this Agreement shall be subject to the following conditions precedent:

  a) Compliance with Agreement. Buyer shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.
  b) Representations, Warranties and Covenants. All representations and warranties of Buyer made in or pursuant to this Agreement, any Transaction Document, or any other document or instrument delivered to Seller hereunder shall be correct and complete in all material respects on and as of the Closing Date as if made on and as of that date, Buyer shall have complied in all material respects with all of their obligations under this Agreement and there shall not have been any material error, misstatement or omission in any statement or other document delivered in connection herewith. At the signing of this Agreement and through Closing, Buyer shall be in full compliance with all required Securities and Exchange Commission ("SEC") and financial reporting regulations.
  c) Third-Party Action. No action, proceeding, investigation, inquiry or objection by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

  d) During the period from the date hereof to the Closing Date, there shall have been no material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, Assets, financial position, or operations of Buyer's business. Buyer will notify the Seller of any adverse or material change in the business as soon as it is known by the Buyer.

Seller may waive in writing any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said writing.

  2.  REPRESENTATIONS AND WARRANTIES

Representation and Warranties of Seller

       Seller represents and warrants to Buyer that the statements contained in this Section II are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing
Date:

  2.1 Ownership; Existence and Good Standing. Company is a Florida corporation duly organized, validly existing and in good standing under the laws of its state of organization, good standing with all applicable licenses and permits, with full power and authority to own the Assets held by such Company and to carry on the Purchased Business as now conducted. Except as set out on Exhibit A, there are no other persons or entities having any ownership interest in, or rights with respect to, the Purchased Business.

  2.2 Assets. The Assets constitute all of the assets and rights owned by Seller and used in or useful to the conduct of the Purchased Business. All Equipment and Supplies included in the Assets are in good repair and good operating condition, free from any known material defect, ordinary wear and tear excepted. All System Software is fully functional, without any known errors or bugs, and includes all necessary updates. Company has good and marketable title to all Assets held by such Company, free and clear of all liens, encumbrances, claims or other conditions affecting title or use (collectively, "Liens"), except for Liens for non-delinquent ad valorem taxes. Seller has complete and unrestricted power to sell, assign and deliver to Buyer good and unencumbered marketable title to the Assets, and at the Closing, such title will vest in Buyer, free of all Liens.

  2.3 Contracts. Seller and Company have fully disclosed to Buyer all contracts, bids, commitments, and agreements relating to the Purchased Business, whether written or unwritten, including all supply contracts, labor or employment agreements, leases, guarantee or loan agreements, pension, stock option, stock purchase, bonus, profit sharing, health and other employee or executive welfare or benefit plans or agreements, sales representation and distribution agreements, purchase orders and commitments, customer agreements, software agreements, licenses, leases, warranties, and powers of attorney ("Contracts"). Buyer will assume all these Contracts hereunder ("Assumed Contracts") and these are listed on Schedule 1.01(b), and Seller has provided true, complete and correct copies thereof to Buyer on or prior to the date hereof. The Assumed Contracts are valid and binding, and have not been modified or amended from the forms provided to Buyer, and no material breach, default or alleged breach or default of any Company or, to the knowledge of Seller or Company, any other party thereto exists under any Assumed Contract. Seller, at Seller's sole expense, shall take all steps necessary to use best efforts to properly assign all Assumed Contracts to Buyer, with Seller's best efforts that all Assumed Contracts remain valid and in full force and effect for the benefit of Buyer prior to or at the Closing, including obtaining all consents, permits, approvals, authorizations, and waivers of, making all filings with, and providing all notifications and notices to, governmental authorities and other parties. All such consents, permits, approvals, authorizations, ratifications, waivers, filings, notifications and notices shall be in writing and executed counterparts thereof shall be delivered to Buyer at or prior to Closing. In the event that any individual contract is found to not be Assignable, all economic benefit derived from the Company from such Contract shall be immediately remitted to Buyer as received or earned by Seller or the Company. Between the date hereof and the Closing Date, Seller and Company shall not agree to any material modification of any Assumed Contract without the written consent of Buyer. Seller has provided Buyer with a list of the top 20 customers for 2008, 2009, and 2010, including the main contact person and contact information for each.

  2.4 Customers and Suppliers. Company has received no written complaint from any significant customer or supplier and no notice of breach or of termination under any written contract with any significant customer or supplier. For the entire Agreement, Company knowledge shall be defined as knowledge of Moshe Farache and his direct reports. Company has no knowledge or notice of any information which might indicate that any customer or supplier intends to cease dealing with Company, or intends to alter in any material respect the amount of such customer's or supplier's dealings with Company, or would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby.

  2.5 No Material Adverse Change. Since June 1, 2010, (a) there has been no material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, or results of operations of the Purchased Business or any of its individual operations, and (b) Seller and Company has operated the Purchased Business only in the ordinary course of business and have not made any material changes in the manner of conducting business.

  2.6 Staff. To the reasonable knowledge and understanding of the Company and Seller, Company has provided to Buyer a complete and correct list of all persons currently performing services relating to the Purchased Business ("Staff"), whether such persons are employees or independent contractors, and their total compensation, including all fringe benefits and bonus opportunities to which any such Staff are or may be entitled. Except as disclosed to Buyer in Appendix 2.06, Company has no written employment, consulting or other Contracts with any Staff. Company has also provided to Buyer copies of all Contracts applicable to such Staff. No employees of Company are represented by a union or other labor organization and no representation question exists respecting the employees of any Company. All senior staff members shall have remained with Company between the signing of this Agreement and the Closing. Seller with notify Buyer as soon as reasonably possible of any employees that have left the Company or wish to leave the Company. If Seller or Company has knowledge that a senior member of management wishes to leave the company post Closing, it shall be deemed a material adverse change. Company has complied with all applicable laws affecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practice. Company has not experienced any labor strike, dispute, slowdown, work stoppage, or other labor difficulty. There are no employee benefit plans of Company which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company has no knowledge that any key member of Seller's Staff is considering termination of his or her relationship with Company.

  2.7 Arms Length Transactions. All of the transactions of Company relating to the Purchased Business have been entered into and conducted on an arms-length basis or, in the case of transactions involving current or former officers, directors, owners, or affiliates of Company, have been on terms no less favorable than those which would have prevailed in an arms-length transaction. No material portion of the Purchased Business is dependent upon the friendship or the personal relationships (other than those customary within business generally) of Company's owners, officers, directors or Staff. To the knowledge of Seller or Company, no member of Company's Staff has violated the published business policies of any third party with respect to gifts, services or corporate business practices.

  2.8 Compliance with Laws. Company has complied with all applicable laws, regulations, orders and other requirements of governmental authorities with respect to the Purchased Business. Company is not subject to any judicial, governmental, or administrative order, judgment or decree. There is no pending or threatened claim, investigation, proceeding, or litigation of any kind or nature relating to the Purchased Business, and Seller and Company are not aware of any facts, circumstances or conditions existing at any time as of or prior to the Closing. Company has provided to Buyer a complete list of all licenses, permits, approvals, authorizations, exemptions, classifications and certificates necessary to conduct the Purchased Business and to own and operate the Assets.

  2.9 Authority to Consummate Transactions. Seller has full power and authority to enter into this Agreement and all certificates, instruments of transfer and other documents or agreements to be executed by such Seller in connection with this Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Seller, all Transaction Documents, upon execution by the Seller that are parties thereto, will have been duly executed and delivered by such Seller, and each such agreement is or upon execution will be a valid and legally binding obligation of the Sellers that are parties thereto, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will (i) constitute or cause a breach, default or violation of any Seller's charter or operating agreement, or any contract, license, lease, permit, approval or agreement to which it is a party, (ii) cause a Lien to attach to any of the Assets, (iii) result in acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any Assumed Contract, or (iv) require a consent of any person to prevent such breach, default, violation, Lien, acceleration, right or termination. No approval of or filing with any federal, state, local or foreign court, authority or administrative or regulatory agency is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated herein and therein by Seller.

  2.10 No Misstatements of Material Facts. To the reasonable knowledge of the Company and Seller, Neither this Agreement nor any Exhibits or other documents to be furnished to Buyer pursuant to this Agreement contain or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the Seller or Company has knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which could have a material adverse effect on the general affairs, business, prospects, properties, financial position, and results of operations or net worth of the Purchased Business or Assets.
	Seller and Company shall not take any action or omit to take any action that might result in any of the representations or warranties contained in this Agreement being inaccurate or incomplete on and as of the Closing Date.

  2.11 Revenues and Accounts Receivable. Seller and Company have no knowledge that its projected revenues, for the balance of the current fiscal year will be materially less than such revenues disclosed via written materials to Purchaser. Seller and Company have not received any notification, directly or indirectly, from any of their respective customers, and Seller and Company have no knowledge, that any of the accounts receivable will not be collectible in the ordinary course or that any of the products referenced therein will be returned for credit.

  2.12 Environmental.
  a) To the knowledge of Seller and Company, there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to material claims, expenses, losses, liabilities or governmental action or require remediation;

  b) Company has furnished to Buyer copies of all environmental assessments or audits in their possession or under their control that relate to Company's compliance with applicable environmental laws.

Representation and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Section III are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date:

  2.13 Existence and Good Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of its state of organization.

  2.14 Full Power and Authority. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller and any other agreements to be executed by Seller pursuant hereto, when fully executed and delivered, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity.

  2.15 No Conflict or Violation. Neither the execution and delivery by Buyer of this nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of Buyer or (ii) violate any order, injunction, decree, statute, rule or regulation of any governmental authority to which Buyer is subject.

  2.16 Compliance with Banking Covenants. Buyer is in full compliance of all banking covenants and stipulations now and at Closing.

  2.17 Compliance with SEC. Buyer is in full compliance with all required SEC and financial reporting regulations both currently and at Closing.

  2.18 Absence of Any Litigation. Buyer has not been a named defendant in any actual or threatened litigation, civil or criminal, since its last public filing. Furthermore, all material litigation involving Buyer as of the time of its last public filing has been fully disclosed in said filing.

  3.  EXAMINATION PERIOD AND TERMINATION

The following provisions shall apply during the period prior to the
Closing:

  3.1 Examination Period. At the date hereof Buyer has not yet had an opportunity to complete its investigation and analysis of the Purchased Business and Assets or to receive and review the Exhibits and other documents to be delivered pursuant to this Agreement. Seller shall complete the preparation of all such Exhibits, information and other documents as soon as possible after the date hereof, and use its best efforts to cause such Exhibits, information and documents to be delivered to Buyer not later than August 15, 2010. Once Seller has delivered all such Exhibits, information and documents, Buyer shall have 45 days in which to investigate all of the facts, information and other matters contained or referenced therein and otherwise to investigate, in any manner which it may choose, the Purchased Business and Assets. This date may be extended by mutual agreement.

  3.2 Operation in Ordinary Course. From the date hereof until the Closing Date, Seller will operate the Purchased Business only in the ordinary course of business. Without limiting the foregoing, until the Closing Date, unless Buyer otherwise consents in writing, Seller and Company will not:
  a) Grant, issue, modify, or allow the transfer of or licenses for any territory;
  b) Execute, terminate or modify any Contracts relating to the Purchased Business, except in the ordinary course of business;
  c) Sell, transfer, lease or dispose of any Assets, or permit or allow any Lien thereon;
  d) Increase any compensation or benefits to, or enter into any new oral or written agreements of any nature with, any Staff performing services for the Purchased Business, except in the ordinary course of business; or
  e) Take or omit any action that would violate the representations and warranties contained in this Agreement or render them inaccurate as of the date hereof or as of the Closing Date.

Company will confer on a regular and frequent basis with one or more designated representatives of Buyer regarding material operational matters and ongoing operations, and review with Buyer any business initiatives which would constitute a diversion from the ordinary course of business. Seller and Company will promptly notify Buyer in writing of (a) any material adverse change in the Purchased Business or Assets,
(b) any pending or threatened claim, litigation or proceeding applicable to the Purchased Business or Assets, and (c) the occurrence of any event which could result in any condition to Closing not being satisfied by Seller or Company, and Seller and Company will keep Buyer reasonably informed as to the status of such reported events.

  3.3 Preservation of Relationships. Seller will use all reasonable efforts to assist Buyer in retaining the services of any key Staff members that Buyer indicates it may wish to employ or engage, and to preserve for Buyer its good relations with, customers, suppliers, and others having business relationships with it in connection with the Purchased Business; provided, however, that nothing herein shall require Buyer to hire any Staff or to conduct or continue any business with any customer, supplier, or third party.

  3.4 Access to Facilities and Records. Seller will afford Buyer and its representatives with full access to Company's books, records, assets and employees in order for Buyer to complete its due diligence with respect to the Purchased Business and the transaction contemplated hereby, with reasonable access during normal business hours on reasonable notice to the physical locations at which Seller conducts the Business in order to inspect and review Company's business records and accounts and any Assets located at such facilities. Seller will furnish documents and all such other information concerning the Business as Buyer may reasonably request; provided, however, that any investigation or inquiry made by Buyer, or knowledge obtained by Buyer, shall not in any way limit or otherwise affect the representations and warranties contained in this Agreement or their survival of the Closing.

  3.5 Exclusive Dealing. For so long as this Agreement shall continue in effect, but in no case no longer than 60 days after execution of this Agreement, unless extended in writing by both Buyer and Seller, neither Company nor any of their officers, directors, managers, owners, or representatives will directly or indirectly offer, or solicit or entertain offers for, the purchase, sale or disposition of, or engage in any substantive discussions or enter into any agreement or understanding with respect to, or furnish information to any other party with regard to, the Purchased Business or Assets or any business arrangement, transaction, or disposition relating thereto, in whole or in part.

  3.6 Financial Statements. Company shall cause to be delivered to Buyer the following prepared in accordance with GAAP:
  a) audited financial statements and related footnotes as of and for the fiscal years ended December 2008 and December 2009, and an audit report of the Company's Independent Registered Accounting Firm ("IRAF") thereon;
  b) reviewed interim financial statements as of and for the period ending June 2010, and review report of the IRAF thereon.

Seller and Company acknowledge and agree that Buyer may be required to include financial statements of Seller or combined financial statements of the Purchased Business in reports that Buyer is required to file pursuant to applicable securities laws. With the exception of 3.06(a) & 3.06(b), such reporting will be at Buyer's sole cost and expense.

  3.7  Termination.
  a) This Agreement may be terminated by either the Buyer or the Seller at any time prior to Closing if that party, in its good faith judgment, determines that there is any inaccuracy or incompleteness in any representation or breach of any warranty contained herein, or any failure of the offending party to perform or satisfy, or cause to be performed or satisfied, any of the terms or conditions of this Agreement or any other Transaction Document, or any error, misstatement or omission with regard to any of the Exhibits, information or other documents referred to herein, or if Buyer, in its sole judgment, is not satisfied with the contents of any of the Exhibits, information or documents, or with the results of its investigation of the Purchased Business and Assets.
  b)  This Agreement may be terminated at any time prior to the
Closing: (a) by mutual written consent of Buyer and Seller; or (b) by either Buyer or Seller, if the Closing shall not have occurred on or prior to 75 days from the signing of this Agreement (or such later date as shall have been consented to by all parties hereto), unless failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any agreements and conditions to be performed or observed by such party or to use its reasonable efforts to obtain any third party consents or actions required as a condition to Closing.

  c) If this Agreement has not been terminated and the Closing shall not have taken place on or prior to 90 days after this agreement has been signed, this Agreement shall automatically terminate.
  d)  Should Purchaser decide to terminate this agreement due to either
(i) a failure to secure adequate financing based on reasonable terms,
(ii) a financial or operational concern raised during due diligence that is immaterial to the future performance of the Company and / or the post-transaction combined entity based on the reasonable judgment of Buyer, or
 (iii) any other reason not in good faith compliance with the spirit of this Letter of Intent, Buyer will reimburse the Seller upon termination an amount equal to one-half (1/2) of expenses incurred in obtaining the 2008 and 2009 audits and reviewed six (6) months 2010 financial statements, subject to a maximum amount of ten thousand dollars ($10,000). Such reimbursement must be made to Seller within thirty
(30) days of Buyer's written termination of this Agreement. No such reimbursement is required if the Seller decides not to move forward and close upon the existing terms of this Agreement.

  4.  POST CLOSING OBLIGATIONS

  4.1 Names. As soon as practicable following the Closing Date, Seller will assist Buyer in obtaining the full and exclusive right to use such name(s) in connection with the Purchased Business.

  4.2 Further Assurances. Following the Closing Date, Sellers shall, for no further consideration, perform all such other actions and execute and deliver, or cause to be executed and delivered, such further assignments, transfers, instruments, certificates and other documents as Buyer or its counsel may reasonably request to vest in Buyer full and complete title to and protect Buyer's rights, title and interest in and to the Purchased Business and the Assets and to affirm and protect Buyer's rights and interests under this Agreement. Buyer and the right to use the Purchased Business and Assets hereby agreed to be conveyed by Seller to Buyer. In the event that Seller receives any payments, notices, or communications after the Closing Date from any customers, suppliers or ________ relating to the Purchased Business, such items shall be delivered promptly to Buyer in the same form received.

  4.3 The cost of the 2008 and 2009 audit, as well as the 2010 review, shall be the responsibility of the Company; however, all such costs, up to a maximum of twenty thousand dollars ($20,000) shall be reimbursed by Buyer at the Closing Date.

  4.4 Survival of Representations, Warranties, and Agreements. The representations, warranties, and agreements contained in this Agreement and the other Transaction Documents shall expire on the first anniversary of the Closing Date except that (i) Seller's obligation to pay, perform and discharge all Company Liabilities pursuant to Section
1.02 shall survive indefinitely; (ii) the representations and warranties contained in Article 2 and the Exhibits referenced therein shall survive the Closing and shall remain in full force and effect until expiration of the statute of limitations period applicable to the subject matter thereof (or, if a claim has been asserted prior to such expiration, until after the date of its final resolution), and (iii) if a claim or notice is given under Section 4.06 (Indemnification) with respect to any representation, warranty, covenant or agreement prior to the applicable expiration date, such representation, warranty, covenant or agreement shall continue indefinitely until the applicable claim is finally resolved.

  4.5  Indemnification.
  a) Seller shall indemnify, defend and hold harmless Buyer and its owners, officers, managers, employees, attorneys, agents, affiliates, successors and assigns ("Buyer Parties") from and against all claims, liabilities, obligations, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and disbursements, interest, penalties, court costs, and all costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit, proceeding or demand ("Losses") of any kind or character arising out of or relating or attributable to:
  i) any inaccuracy, misrepresentation, breach, or failure to fulfill any agreement, representation or warranty on the part of Company or Seller pursuant to this Agreement (including the Exhibits hereto) or any of the other Transaction Documents;
  ii) the operation of the Purchased Business, the ownership, use, possession or operation of the Assets, or any other action, omission or transaction of Seller, Company, or their owners, officers, managers, employees, attorneys, agents, affiliates, predecessors, successors and assigns ("Company Parties"), or any of them, prior to the Closing Date, including without limitation any Company Liabilities, whether such claims are asserted by one of the Buyer Parties or by third persons;
  iii) reliance by Buyer on any books or records of Company, Seller, or on any information furnished to Buyer by or on behalf of any of the Company Parties pursuant to this Agreement or any of the other Transaction Documents;
  iv) any agreements, contracts, negotiations or other dealings by any of the Company Parties with any third party concerning the sale or transfer of any portion of the Purchased Business or Assets; or
  v) any claim, demand or allegation by any third party relating to any of the foregoing.
Unless the aggregate of all Losses relating hereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000, at which time Sellers shall be fully liable for the full amount of all such Losses from and including the first dollar of any Losses. Further, Sellers' aggregate liability under this Agreement shall never exceed the Cash Consideration of the Purchase Price as defined in 1.05(a) received to date by Seller; however nothing in this limiting sentence shall restrict any of Buyer's rights to maintain or recover any Loss amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit made in this Agreement.
  a) If any of the Buyer Parties (the "Indemnitee"), has a claim or potential claim or receives notice of any claim or potential claim or the commencement of any action or proceeding that could give rise to an indemnification claim under this Section, Buyer shall promptly give Seller notice thereof describing the claim in reasonable detail and accompanied by supporting documentation, if any. Seller shall respond to each such claim within thirty (30) days of receipt of such notice, unless the claim (a) relates to a suit, claim or proceeding filed by a third party, in which case Seller shall respond no later than ten (10) days prior to the date a responsive pleading or filing is due (even if such response date is earlier than the expiration date of the aforementioned 30-day period), or (b) requires an immediate response, as in the case of a cease and desist demand by a third party or a notice to show cause, in which case Seller shall respond in a prompt, timely manner. If Seller's response is not timely made, the Indemnitee may respond to such third party claim as it sees fit and seek indemnification thereafter pursuant to the terms hereof. If Seller elect to assume the defense of such claim or potential claim, the Indemnitee shall have the right to be represented by counsel, accountants and other advisors, at its own expense, and shall be kept reasonably informed as to such claim at all stages. Seller may not settle or compromise any claim over the objection of the Indemnitee, unless required by the law. If Seller does not assume the defense of the claim, the Indemnitee may assume the defense and seek indemnification from time to time as the amount of the claim for which it is entitled to be indemnified becomes liquidated.
  b) Buyer shall indemnify, defend and hold harmless Seller from and against all claims, liabilities, obligations, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and disbursements, interest, penalties, court costs, and all costs and expenses reasonably incurred in Buyer not properly fulfilling assumed contracts properly, unless Seller or Company was directly or indirectly responsible for the non-fulfillment of such assumed contracts.
  c) Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at Indemnitee's expense and to control its own defense of such asserted claim if (a) there are or may be legal defenses available to such Indemnitee or to other Indemnitees that are different from or additional to those available to Seller, or (b) in the opinion of counsel to such Indemnitee, a conflict or potential conflict exists between such Indemnitee and any of the Company Parties that would make such separate representation advisable.
  d) To the extent that any of the Buyer Parties is entitled to be indemnified by any of the Company Parties for any Loss pursuant to this Section, Buyer shall have the right, in addition to any other rights it may have pursuant to this Agreement or otherwise, to offset or cause the offset of such Loss against any amount payable by Buyer or any of its affiliates to any of the Company Parties pursuant to this Agreement or any other Transaction Document or otherwise, including without limitation the final Purchase Price payment due hereunder.
  e) The provisions of this Section shall survive termination of this Agreement and shall survive the Closing.

  5.   GENERAL

  5.1 Confidentiality. Buyer, Company, and Seller each agree that they will not, and shall cause their respective affiliates, representatives and advisors not to, use or to disclose to any person other than the parties hereto and their respective affiliates, representatives and advisors, any information set forth in this Agreement, the Exhibits hereto, or any of the other Transaction Documents for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each party agrees to keep confidential, and cause its affiliates, representatives and advisors to keep confidential, all information and documents obtained in connection with the entering into of this Agreement and the other Transaction Documents unless such information (i) was already known to such Person and not subject to a confidentiality obligation,
(ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party providing such information (a "Providing Party"), or (iv) is or becomes readily ascertainable from publicly available sources. A public announcement regarding the proposed transaction and / or its terms shall be made soon after the signing of this Agreement that will be pre-approved by both parties prior to such announcement. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all documents and all copies thereof or extracts therefrom containing information and data as to a providing party to be returned to the providing party. The obligations of the parties under this Section shall be in addition to, and shall not supersede or replace, any other confidentiality agreements now in place between the parties, such as the confidentiality agreement mutually executed between the parties dated April 12, 2010, a copy of which is attached to this agreement as
Exhibit 5.01.

  5.2 Governing Law and Jurisdiction. This Agreement, its construction and the determination of any rights, duties or remedies of the parties hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Transaction Documents may be brought against any of the parties in the courts of the State of New York or Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

  5.3 Entire Agreement. This Agreement (including all Exhibits and attachments and any future amendments thereto) together with the other Transaction Documents to be delivered pursuant hereto, constitutes the parties' entire agreement and understandings on the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, express or implied, relating to the subject matter hereof.

  5.4 Remedies Nonexclusive; Severability. Buyer's rights and remedies under this Agreement are not exclusive but are in addition to all other rights and remedies to which Buyer may be entitled under applicable law or in equity. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, it shall be deemed separate and shall not affect any other provisions hereof or the validity hereof. The parties agree to re-negotiate in good faith any term or provision held invalid and to be bound by the mutually agreed substitute term or provision.

  5.5 Modification & Waiver. This Agreement may not be amended or modified in any respect except by written agreement duly executed by authorized officers or representatives of each party. No waiver of any of the terms and conditions of this Agreement shall be binding or effectual for any purpose unless in writing and signed by the party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose given. No failure of delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  5.6 Counterparts. This Agreement has been prepared in two (2) original counterparts, each of which when duly executed by the parties shall be deemed an original but all of which shall constitute one and the same Agreement.

  5.7 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by Seller or Company without Buyer's prior written consent and such consent shall not be unreasonably withheld. The rights and obligations provided by this Agreement shall not be assignable by Buyer without Seller's prior written consent and such consent shall not be unreasonably withheld. Nothing expressed or referred to in this Agreement is intended or will be construed to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement or any of the Transaction Documents.

  5.8 Construction. This Agreement is a product of negotiation among competent business parties and shall be interpreted fairly in accordance with its terms, without strict construction in favor of either party as the drafter hereof. Headings are for convenience of reference only, and shall not affect the construction or interpretation hereof. The term "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Notwithstanding any other sentence in this paragraph, a party cannot sue twice and receive double penalties for a single cause of damage. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  5.9 Injunctive Relief. It is acknowledged that any breach of this Agreement would cause Buyer irreparable harm that could not be adequately compensated for by damages. Accordingly, in the event of any threatened or actual breach of this Agreement, Buyer may, in addition to any other specific remedy for relief, enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction. Seller agrees that Buyer shall have the right to seek and obtain an injunction or specific performance under this section even if monetary damages are available and readily quantifiable, and without proof of actual damage.

  5.10 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given when received by the addressee by hand delivery, telecopy, or nationally recognized overnight delivery service, with written confirmation of receipt, sent in each case to the appropriate addresses and fax numbers set forth in the signature lines below (or to such other addresses or fax number as either party may designate from time to time by written notice to the other).

  5.11 Publicity. Neither Buyer nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Buyer, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Buyer lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

  5.12 Non Compete Agreement. As of the Closing Date, Moshe Farache shall have executed and delivered a non-compete agreement. A copy of the standard non-compete agreement is included on Schedule 5.12.

  5.13 Employment Agreement. As of the Closing Date, Buyer and Seller shall have executed a mutually employment agreeable agreement with an annual compensation package for Mr. Moshe Farache in the amount of $150,000. In addition, the Company will provide Mr. Farache with health insurance, a cell phone, and a car allowance to be mutually agreed upon. Mr. Farache's wife and daughter will be eliminated from the payroll post-closing, and all personal travel and perquisite related expenses of the Farache family will be discontinued post-closing.

  5.14 Rental Agreement. As of the Closing Date, Buyer and Seller shall enter into a lease for the premises currently occupied by the Seller. Specifically, Buyer agrees to rent from Seller the 5,700 square foot office space and 11 acre yard in Parkland, Florida for a monthly rent of $5,100 plus annual escalators at PPI for a minimum of at least 2 years post-closing.

  5.15 Financial Documents. The Seller and Management represent that the 2009 audit and 2008 reviewed financial statements attached hereto are the most accurate financial statements furnished with to date.


[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, THE PARTIES HAVE READ, DISCUSSED, UNDERSTOOD, AND AGREED TO THE TERMS HEREOF, AND HAVE EXECUTED THIS AGREEMENT, EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN.

IN ADDITION, EACH OF THE OWNERS HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THIS AGREEMENT IS FREELY AND VOLUNTARILY GIVEN BY EACH OF THE OWNERS, WITHOUT ANY DURESS OR COERCION AND AFTER EACH OF THE OWNERS HAS CONSULTED WITH COUNSEL OR HAD AN OPPORTUNITY TO DO SO.


BUYER:                                          SELLER:
IRON EAGLE GROUP, INC.                          FARACHE ENTERPRISES,
INC.

By: /s/Michael Bovalino                         By:/s/Moshe Karache
   --------------------------                      --------------------
------
Name: Michael Bovalino                          Name: Moshe Karache
Title: Chief Executive Officer                  Title: President

Address for Notices:                            Address for Notices:
448 West 37th Street, Suite 9G                   6560 W Rogers Circle,
Suite B-26
New York, NY 11023                              Boca Raton, Florida
33487
Fax: (917) 591- 6227                            Fax: (561) 999-1959

                             Exhibit A

SELLER


Moshe Farache is the sole shareholder of Farache Enterprises, Inc.

                             Exhibit B

PURCHASE PRICE ALLOCATION


    Total Purchase Price                           $ 3,385,000

    Customer Lists                                 $ 1,267,250
    Equipment & Supplies                           $ 2,117,750
    System Software                                $         0.00
    IP Rights                                      $         0.00
    Other Intangible Assets (including Goodwill)   $         0.00

                         Schedule 1.01(b)

ASSUMED CONTRACTS

Leases
  1.  Commercial Gross Office Condo Lease executed on June 1, 2007.
  2.  Commercial Gross Office Land Lease

Insurance
  3.  Workers Compensation Policy
  4.  Health Insurance Policy

Financing
  5.  Wachovia Loan
  6. Equipment Financing Agreement- 2000 John Deere Dozer Model 550H LGP (Serial #-T0550HX879300)
  7.  FCC Loan Document Ford F550 4x4 Mechanics Truck VIN-
       IFDAF57R08EA62254
  8. Security Agreement- 2006 John Deere Model 554J Wheel Loader (Serial #-DW544JZ608022)
  9. Schedule of Indebtedness and Collateral- John Deere 792D LC Hydraulic Excavator (Serial #- FF792DX010102)
  10. Schedule of Indebtedness and Collateral- Tesab 1012 Track-Mounted Rotocrusher (Serial #-71092381)

Projects
  11. Subcontract Agreement with Tri-C Construction Company for CVS #3109, executed on November 30, 2009.
  12. Subcontract Agreement with Turner Construction Company for FAU Temporary Parking Lot P5542, executed on May 11, 2010.
  13. Subcontract Agreement with Hooks Construction Co., LLC for Walgreens #12808, executed on June 11, 2009.
  14. Subcontract Agreement with R.A. Rodgers Construction Company, LLC for TD Bank, 969 SE 5th Avenue Delray Beach, FL executed on July 19, 2010.
  15. Subcontract Agreement with DC Construction Associates, Inc. for Turtle Crossing Out Parcel, 4220-4240 State Road 7, Coral Springs, FL, executed on March 10, 2010.
  16. Subcontract Agreement with Itasca Construction Associates, Inc. for Pet Supermarket, 801 East Sunrise Boulevard, Fort Lauderdale, FL, executed on May 5, 2010.
  17. Subcontract Agreement with Kellog & Kimsey, Inc. for Element Hotel by Westin, 2515 N.W. 36th Avenue, executed on February 19, 2010.
  18. Subcontract Agreement with Double P Construction, Inc. for Best Western, 132 Fairway Drive, Miami Springs, FL 33136, executed on May 27, 2010.
  19. Subcontract Agreement with Coastal Construction of Monroe, Inc. for Shepherd's Court, 336 NW 5th Street, Miami, FL 33128,
        executed on April 28, 2010.
  20. Subcontract Agreement with Cogun, Inc. for Shepherd of the Court Lutheran Church and School, 1901 E. Commercial Blvd., Fort
       Lauderdale, FL 33308.
  21. Subcontract Agreement with Cummings-Balfour Beatty-A Joint Venture (Balfour Beatty Construction, LLC and James A. Cummings, Inc.) for FAU Stadium, 777 Glades Road, Boca Raton, FL
        33431, executed October 19, 2009.
  22. Subcontract Agreement with Gates Butz Institutional Construction, LLC for Fort Lauderdale Executive Airport, 2020 Executive

        Airport Way, Fort Lauderdale, FL 33309, executed on March 30,
        2010.
  23. Subcontract Agreement with Gryphon Contactors, LLC for Church by the Glades, 400 Lakeview Drive, Coral Springs, FL, 33071, executed on November 30, 2009.
  24. Subcontract Agreement with Coastal Construction of Monroe, Inc. for New Camillus House Center, 1603 NW 7th Avenue, Miami, FL 33127, executed on May 28, 2010.
  25. Subcontract Agreement with Butters Construction & Development, Inc. for 2200 Butts Road Office Building, 2200 Butts Road, Boca Raton, FL 33431, executed on December 30, 2009.
  26. Subcontract Agreement with Premier Turnpike Park, LLP for Premier Turnpike Park, 2901 NW 27th Avenue, Pompano Beach, FL 33073, executed on February 4, 2008.
  27. Subcontract Agreement with James A. Cummings, Inc. for Blanche Ely High School, 1400 N.W. 14 Court, Fort Lauderdale, FL 33311.

Licenses

  28. Broward County Certificate of Competency 4A Excavating-License #:07-4A-13959-X
  29. Broward County Certificate of Competency 4B Clearing and Grading-License#: 07-4B-139060-X
  30. State of Florida Department of Business and Professional Regulation Cert Underground & Excav Cntr- License#: CUC056820
  31. State of Florida Department of Financial Services Division of State Fire Marshall Contractor V Certificate of Competency-License#: 17021500012009
  32. City of Boca Rata Raton Local Business Tax Receipt #100004413
  33. Palm Beach County Local Tax Receipt Account #:  2008-07306
  34. State of Florida Department of Business and Professional Regulation Construction Industry Licensing Board Certified General Contractor-License# CGC15122866
  35. State of Florida Department of State Corporation Certificate-Document #: P98000035027

                       Schedule 1.01(c)

EQUIPMENT

Please reference the appraisal dated July 27, 2010 by Ronald
Lichtinger, Jr.

                       Schedule 1.01(d)

SUPPLIES

Please reference Fixed Asset Leadsheet (6.30.2010).

                      Farache Enterprises, Inc. Review
                           Fixed Asset Leadsheet

Code  Acct  Description                                     Report        Report
                                                           6/30/2009     6/30/2010
1500        Fixed Assets
1500,10     Machinery and Equipment
     1509 2009 Fixed Assets: Pump 3 in Trash                 1,165.00     1,165.00
     1510 Attachments Heavy Equipments                      52,500.00    52,500.00
     1515 2000 New Holland LS180 Dozer                           0.00     7,500.00
     1520 Bobcat: 2004 CAT DMA #02519 EX MODEL303                0.00     7,500.00
     1521 Bobcat: BC1 NEW HOLLAND 5962                      11,500.00    11,500.00
     1522 Bobcat: BC2 YR 2002 RTL200t                       12,000.00    12,000.00
     1523 Bobcat: BC3 NEW HOLLAND 181583                    13,515.00    13,515.00
     1524 Bobcat: BC4 2005 Bobcat series 785S                5,000.00     5,000.00
     1525 Bobcat: BC5 2006 Miller Attachment                     0.00     5,000.00
     1526 Bobcat: BC6 2005 CAT Serial # 267B-CYC0                0.00    29,059.00
     1527 Bobcat: Bobatcat 262                                   0.00     6,000.00
     1530 Cargo Container Blue                               1,500.00     1,500.00
     1540 Cargo Container White                              1,500.00     1,500.00
     1550 Combination CB1 NEW HOLLAND                       20,500.00    20,500.00
     1560 COMPUTERS & OFFICE EQUIPMENT                       4,876.00     4,876.00
     1561 COMPUTERS & OFFICE EQUIPMENT: COMPUTERS/SOFTWARE   4,813.00     4,813.00
     1570 Crawler Dozer:D1 VIN#T0750CX943403 05 JD 750C    181,000.00   188,758.00
     1571 Crawler Dozer:D2 VIN#T0550HX879300 2000 JD        43,460.00    43,460.00
     1572 Crawler Dozer:D3 VIN#T0700HX928297 JD 700H        58,185.00    58,185.00
     1573 Crawler Dozer:D4 VIN#T0650HX934769 04JD650H       72,000.00    72,000.00
     1580 Excavators:EX1 VIN#A84347Komats PC300LC-6         85,000.00    32,500.00
     1581 Excavators:EX2 VIN#FF330CX804425 05JD33DCLC      185,000.00   185,000.00
     1582 Excavators:EX3 VIN#FF230CX603663 JD 230CLC       176,000.00   176,000.00
     1583 Excavators:EX4 VIN#FF330CX804084 05JD330CLC      180,000.00   180,000.00
     1584 Excavators:EX5 2005 JD 330C-LC                   134,675.00   134,675.00
     1585 Excavators:EX6 2005 JD 330C-LC Hydraulic         137,825.00   137,825.00
     1586 Excavators:EX7 96 792D LC Hydraulic                    0.00     7,315.00
     1590 Front End Loaders:2006 J. DEERE MODEL 544J LOADER      0.00     7,315.00
     1591 Front End Loaders:FEL1 VIN#A70237 1998 Komatsu    65,000.00    65,000.00
     1592 Front End Loaders:FEL2 04 JD644 VIN#DW644JX59379 141,050.00   141,050.00
     1593 Front End Loaders:FEL4 KOMATSU 68099              25,000.00    25,000.00
     1594 Front End Loaders:FEL5 IN#DW544G561107 JD 544G    49,820.00    49,820.00
     1595 Front End Loaders:FEL6 04 JD544H VIN#DW544HX58769 59,971.00    59,971.00
     1596 Front End Loaders:FEL8 Komatsu WA250L-5           55,964.00    55,964.00
     1597 Front End Loader: T0410GX941607                        0.00    98,676.00
     1600 Graders:GR1 Komatsu Motor Grader GD605A           25,000.00    25,000.00
     1601 Graders:John Deere 670CH Motor Grade                   0.00    66,086.00
     1610 GRINDERS:G1 VIN#14520 99 Bandit Wood 200           6,000.00     6,000.00
     1611 GRINDERS:G2 CRUSHER 03 Power 800EXC               66,000.00    66,000.00
     1612 GRINDERS:G3 POWER SCREEN Titan 1800              156,350.00   156,350.00
     1613 GRINDERS:G4 04 Tesab 1012 Track-Mounte                 0.00   132,098.00
     1620 Laser Machine                                      5,000.00     5,000.00
     1640 Paving:TM1 Tack Machine                           12,000.00    22,000.00
     1650 Power Generators: P1 MMD Power Pro 65 VIN#5DG655  36,000.00    36,000.00
     1660 Rollers: 2 Ingram 12 ton static roller                 0.00     4,500.00
     1661 Rollers:R1 VIN# Bomag RollerModel W212D2          35,000.00    35,000.00
     1662 Rollers:R2 97 INGERSOL 3994                       14,000.00    14,000.00
     1663 Rollers:R3 INGRAM 3 Wheel Roller (12T)            14,000.00    14,000.00
     1664 Rollers:R4 DYNAPAC CA 251 D VIBRATORY             40,000.00    40,000.00
     1665 Rollers:R5 -09 Bomag Model MW 100AD-4             15,900.00    15,900.00
     1666 Rollers:R6 2002CAT ROLLER 224EC22498016                0.00     5,000.00
     1669 Trailers:2005/ASPT                                     0.00       100.00
     1670 Trailers:TR1 1985 Custom Trailer VIN#1YB           7,500.00     7,500.00


     1671 Trailers:TR2 KAUF TL 12,000 TON                    5,000.00     5,000.00
     1672 Trailers:TR3 96 LowBoy Fontaine 4769              45,050.00    45,050.00
     1673 Trailers:TR4 New Holland 9268                     34,500.00    34,500.00
     1674 Trailers:TR5 2006 Contr TL 4545                      500.00       500.00
                                                         -------------------------
1500,10 Total                                            2,296,619.00 2,659,860.00
                                                         -------------------------
1500,50  Vehicles
     1630 Off Road Truck:DT 1 2005 JD MODEL 250D             241,000.00 241,000.00
     1631 Off Road Truck:DT 2 2005 JD MODEL 250D             251,000.00 251,000.00
     1678 Trucks:Water Trucks:WT1 Rio Water Truck             20,043.00  20,043.00
     1679 Trucks:Water Trucks:WT2 '89 American General Tande   8,500.00   8,500.00
     1680 Trucks:Fuel Trucks & Tanks: FT1 Rio Hercules 6000 G 35,000.00  35,000.00
     1681 Trucks:Fuel Trucks & Tanks: FT2 Fuel Tank 1000 Gall 12,500.00  12,500.00
     1682 Trucks:Service Trucks: ST1 04 Ford F350 VIN#1FTWW33 37,000.00  37,000.00
     1683 Trucks:Service Trucks: ST2 pp Ford F350 VIN#1FDEF37 18,900.00  18,900.00
     1684 Trucks:Service Trucks: ST3 00 Ford F-450 VIN#1FDAF5 25,000.00  25,000.00
     1685 Trucks:Service Trucks: ST4 08 Ford F550 S/N 62254   72,739.00  72,739.00
     1686 Trucks:Service Trucks: Tools Service Trucks         95,000.00  95,000.00
     1687 Trucks:Truck:T1 91 FRHT FLD VIN#V399268             25,000.00  25,000.00
     1688 Trucks:Truck:T2 98 Ford Tractor                     20,000.00  20,000.00
     1689 Trucks:Truck:T3 1984 MACK TR BHP 16380               2,500.00   2,500.00
     1690 Vehicles & SUV Trucks:2000 FORD F-450 UTILITY TRK        0.00  (4,500.00)
     1691 Vehicles & SUV Trucks:2000 Red Ford F-250            4,500.00   4,500.00
     1692 Vehicles & SUV Trucks:2003 White Ford F-250          6,795.00   6,795.00
     1693 Vehicles & SUV Trucks:2005 Dodge                    17,900.00  17,900.00
     1694 Vehicles & SUV Trucks:2005 HUMMER                   48,866.00  48,866.00
     1696 Vehicles & SUV Trucks:2010 FORD RANGER                   0.00  19,773.45
     1697 Vehicles & SUV Trucks:Chevrolet Truck Tahoe              0.00  51,805.00
     1698 Vehicles & SUV Trucks:Polaris                            0.00   2,450.00
     1699 Vehicles & SUV Trucks:Polaris Hawkeye 300                0.00   2,450.00
                                                           -----------------------
1500,50 Total                                              942,243.00 1,014,221.45
                                                           -----------------------
1500,60 Computer and Office Equip

1500,70 Accumulated Depreciation
     1500 ACCUMULATED DEPRECIATION                        542,644.00    547,144.00
     1501 Accumulated Dep - Vehicles                   (1,077,960.00)(1,120,619.00)
     1502 Accumulated Dep - Machinery                    (537,257.00)(1,198,858.00)
     1503 Accumulated Dep - Computers                    (683,561.00)  (750,384.00)
                                                       ---------------------------
1500,70 Total                                          (1,756,134.00)(2,522,717.00)
                                                       ---------------------------
1500, No Subcode

1500 Total                                              1,482,728.00  1,151,364.45
                                                       ---------------------------

Fixed Asset Leadsheet Total                             1,482,728.00  1,151,364.45
                                                       ===========================

                                                                      ------------
Total Fixed Assets                                                    3,674,081.45
                                                                      ============

                       Schedule 1.01(e)

CONFIDENTIAL AGREEMENTS

  1.  Nondisclosure Agreement with Black Eagle Partners, LLC executed
       4.26.10.
  2. Nondisclosure Agreement with Blackstreet Capital Management, Inc. executed 4.26.10.
  3.  Nondisclosure Agreement with CMF Associates, LLC executed
        3.11.10.
  4.  Nondisclosure Agreement with Burke Construction Group, Inc.
        executed 3.11.10.
  5. Nondisclosure Agreement with Focus Management Group USA, Inc. executed 4.15.10.
  6. Nondisclosure Agreement with Gateway City Capital Investors, LLC executed 4.22.10.
  7. Nondisclosure Agreement with H.I.G. Capital Management, Inc. executed 4.21.10.
  8. Nondisclosure Agreement with Hammond Kennedy Whitney & Co., Inc. executed 2.19.10.
  9.  Nondisclosure Agreement with Kaufman Lynn, Inc. executed 4.20.10.
  10. Nondisclosure Agreement with Kimmins Contracting Corporation. executed 2.22.10.
  11. Nondisclosure Agreement with Plexus Capital, LLC. executed
        3.11.10.
  12. Nondisclosure Agreement with Sunrock Equity Partners, LLC.
        executed 2.25.10.
  13. Nondisclosure Agreement with John Sruba, an individual, executed
        4.20.10.
  14. Nondisclosure Agreement with US Capital, executed 8.5.2010.

                        Schedule 1.01(f)

IP RIGHTS

No intellectually property rights exist.


                        Schedule 1.02(b)

ACCOUNTS RECEIVABLE

$3,484,212 as of July 22, 2010.


                        Schedule 1.02(d)

OTHER ASSETS

No stockholder advances or life insurance policies exist.


                         Schedule 1.03

COMPANY LIABILITIES

As of June 30, 2010


Accounts Payable:  $965,804
Accrued Expenses:  $28,650
Line of Credit:  $464,374
Due to Shareholder:  $100,240
Current Portion of Debt:  $170,056
Billings in excess of costs and estimated earnings on uncompleted contracts:  $287,877
Debt, Less Current Portion:  $237,419
TOTAL CURRENT LIABILITIES:  $2,264,410

                        Schedule 1.05(b)

SHAREHOLDER NOTE

This Note has not been registered under the Securities Act of 1933 (the "Securities Act"), or under the provisions of any applicable state securities laws, but has been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the Securities Act, and under any applicable state securities laws. This Note may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the Securities Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of this Note.

                        [September 1, 2010]

$325,000                                               8% TERM NOTE

IRON EAGLE GROUP, INC, a Delaware corporation or its subsidiaries (the "Company"), with offices located at 448 West 37th Street, Suite 9G, New York, NY 10018, for value received, hereby promises to pay to Moshe Farache, a resident of Florida or registered assigns (the "Holder"), the principal sum of Three Hundred Twenty-Five Thousand ($325,000) Dollars. The date of issuance is [September 1, 2010] ("Date of Issuance"). The term of the note shall be two years from the Date of Issuance.

This Note shall bear a simple interest rate of eight percent (8%) ("Initial Interest Rate"). However, if the Company misses an interest or principal payment, the Initial Interest Rate will convert to a penalty rate of interest (18.0%) until the all missed payments are paid. Principal shall be due and payable to the Holder on the two year anniversary of the Issuance Date. Interest shall be due and payable to the Holder on the six month, twelve month, eighteen month, and twenty-four month anniversary of the Issuance Date. Payment shall be made to the Holder by wire or check.

This Shareholder Note will be subordinated to 1) other debt that might be obtained for the Company and 2) surety and other performance bonds.

Borrower may at any time or from time to time make a voluntary prepayment, whether in full or in part, of this Note, without premium or penalty.

Borrower waives presentment for payment, notice of dishonor, protest and notice of protest of this Note. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

This Note shall be binding upon the undersigned and its successors. Any notice, demand or communication in respect of this Note shall be validly given, or made on, the undersigned if in writing and delivered or sent by registered mail, postage prepaid, addressed to the undersigned at the address set forth above or any subsequent business address of the undersigned.

If any term or provision of this Note or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Note shall be valid and be enforced to the fullest extent permitted by law.

This Note may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

By:
   ---------------------------
   Name:  Michael J. Bovalino
   Title:  Chief Executive Officer
   Company: Iron Eagle Group, Inc.

                        Schedule 5.12

                     NON COMPETE AGREEMENT

IRON EAGLE GROUP
448 West 37th Street, Suite 9G, New York, NY

CONFIDENTIALITY, NONCOMPETITION, NONSOLICIATION, NON DISCLOSURE
AGREEMENT

This Agreement is made between Moshe Farache ("Employee") and Iron Eagle Group, Inc. a Delaware Corporation (defined as the "Company" herein). In consideration of the purchase of Farache Enterprises, Inc. and the employment of Employee and the compensation paid to Employee by the Company, the adequacy of which are hereby acknowledged, both parties agree as follows:

1.    Definitions:
   a. "Company" means Iron Eagle Group, Inc., along with its managed cooperatives subsidiaries, parents, affiliated entities, and includes the successors and assigns of the Company or any such related entities.
   b. "Business of the Company" means the following businesses: commercial, industrial, and residential construction including site development, but shall exclude general contracting for residential single-family home construction
   c. "Material Contact" means personal contact or the supervision of the efforts of those who have direct personal contact with a vendor, supplier or customer.
   d. "Confidential Information" means information about Company and its employees, customers, vendors and/or suppliers which is not generally known outside of the Company, which Employee learns of in connection with Employee's employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial data, business plans, promotional materials, price lists, price books, order guides, pricing and pricing strategies, profit and loss statements, and sales and account records; (2) present and prospective customer lists, customer classes, customer preferences and buying patterns, and customer credit information; (3) the terms upon which the Company obtains products from its vendors and/or suppliers and sells them to customers; and (4) the manner in which the Company provides products and services to its customers; and (5) the nature, origin, composition and development of the Company's brands and products.
   e. "Trade Secrets" means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

2. Duty of Confidentiality. To assist Employee in the performance of his or her duties for the Company, the Company has provided and will provide to Employee certain Confidential Information. Employee agrees that during employment with the Company and for a period of three (3) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this Agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of the Company.

IRON EAGLE GROUP
448 West 37th Street, Suite 9G, New York, NY 10018
Phone (917) 969-4845   Fax (917) 591-6227

3. Return of Property and Information. Employee agrees not to remove any Company property from the Company's premises, except when authorized by the Company. Employee agrees to return all the Company's property within five (5) days following the cessation of Employee's employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee's employment, as well as all Company-issued equipment, supplies, accessories, computers and computer disks, computer files, vehicles, keys, instruments, tools, devices, cellular telephones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

4. Assignment of Work Product and Inventions. Employee hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Employee, alone or with others, during the term of Employee's employment that relates to the Business of the Company. This duty applies whether or not the foregoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Employer and have been developed in whole or in part during the term of Employee's employment. Employee agrees to advise the Company in writing of each invention that Employee, alone or with others, makes or conceives during the term of Employee's employment.

5. Non-Competition Covenant. Employee agrees that during employment with the Company and for a period of five (5) years following the date of this Agreement, or two (2) years following cessation of employment for any reason, or two (2) years from the date a court of competent jurisdiction enforces the terms of this Agreement, whichever is later, Employee will not compete with the Company by performing activities of the type performed by Employee for the Company within the two (2) year period prior to Employee's termination for any business or entity which is engaged in a same or similar business as the Business of the Company at the time Employee's employment ceases. In addition, Employee will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure by Part 2 of this Agreement. This paragraph restricts competition within Florida or a 100-mile radius of any Company facility where the employee has worked or performed services within the last three (3) years of Employee's employment.

6. Non-Solicitation Covenant. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of employment for any reason, or two (2) years from the date a court of competent jurisdiction enforces the

IRON EAGLE GROUP
448 West 37th Street, Suite 9G, New York, NY 10018
Phone (917) 969-4845   Fax (917) 591-6227

terms of the Agreement, whichever is later, Employee will not directly or indirectly solicit, attempt to solicit, divert from the Company or transact business with any of the Company suppliers, or customers with whom Employee had Material Contact during the last twelve (12) months of Employee's employment with the Company if the purpose of the solicitation, attempted solicitation, diversion or transaction is to offer products which are the same as or similar to those offered or provided by Employee on behalf of the Company at the time Employee's employment ceased, so long as the Company is continuing to provide those services or products.

7. Non-Recruitment of Company Employees. While employed by the Company, and for a period of three (3) years following the cessation of employment for any reason, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company, or any individual who, when Employee's employment ceased, had been an employee of the Company within a six-month period preceding the date Employee's employment cased, for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

8. Other Employment After Termination. Employee acknowledges and represents that Employee has substantial experience and knowledge such that Employee can readily obtain subsequent employment which does not violate this Agreement.

9. Remedies. Employee agrees that a breach of any of the covenants set forth in paragraphs 2, 3, 4, 5, 6 or 7 or their subparts would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Employee further agrees that in the event of such a breach, that the Company shall be entitled to an immediate injunction to prevent such violations and to all costs and expenses incurred as a result, including reasonable attorney's fees, in addition to any other remedies, including damages, to which the Company may be entitled.

10. Non-disparagement. Employee agrees that while Employee is employed by the Company and for the 24-month period thereafter, Employee will not make any disparaging comments about, the Company, its parent, any current or former employee, and contractor, officer, director of the Company or its parent or any products or services of the Company or its parent.

11. Reasonable of Restrictions. Employee has carefully read and considered the provisions of paragraphs 2, 3, 4, 5, 6, and 7 and their subparts and agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, and employees. If notwithstanding the foregoing, any of the provisions of paragraphs 2, 3, 4, 5, 6 or 7, or their subparts shall be held to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be

IRON EAGLE GROUP
448 West 37th Street, Suite 9G, New York, NY 10018
Phone (917) 969-4845   Fax (917) 591-6227

valid and enforceable as though the invalid or unenforceable parts had not been included. If any provision of paragraphs 2, 3, 4, 5, 6 or 7 or their subparts shall be declared by a court to be unreasonable and unenforceable, the parties agree that the court may modify the provision so that the restrictions are made reasonable and enforceable.

12.   Miscellaneous.
     a. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, except for such Delaware laws as would result in the application of the substantive law of another jurisdiction. With respect to any suit, action or proceeding arising hereunder or in connection herewith (i) each party irrevocably submits and consents to the exclusive jurisdiction of the federal or state court in the county of Palm Beach, Florida or New York; and (ii) each party irrevocably waives any objection to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement which is brought in either such court in such states, irrevocably waives any claim that any such suit, action or proceeding brought in either such court in such states has been brought in an inconvenient forum and irrevocably waives the right to object, with respect to any such claim, action or proceeding brought in either such court in such states, that such court does not have jurisdiction over such party.
     b. No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Employee therefrom, shall in any event be effective unless the same shall be in writing and signed by both parties and the waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.
     c. This Agreement constitutes the entire agreement of the Employee and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, whether oral or written.
     d. This Agreement shall be binding upon and shall inure to the benefit of the Employee and the Company, and their respective heirs, personal and legal representatives, successors and assigns.
     e. The waiver by either the Employee or the Company of a breach of any provision of this Agreement shall not operate to waive or be construed as a waiver of any subsequent breach.

IRON EAGLE GROUP
448 West 37th Street, Suite 9G, New York, NY 10018
Phone (917) 969-4845   Fax (917) 591-6227

Employee has carefully read and understands the provisions of this Agreement, and understands that he or she has the right to seek independent advice or to propose modifications prior to signing the Agreement.


Agreed and Accepted

Farache Enterprises, Inc.

By:                          Date:
   ----------------------         --------------------
Name: Moshe Farache
Title: Founder and President

Agreed and Accepted

Iron Eagle Group, Inc.

By:                          Date:
   ----------------------         --------------------
Name: Michael J. Bovalino
Title: Chief Executive Officer